Filed Pursuant to Rule 424(b)(2)
 Registration Statement No. 333-228614
(To Prospectus dated December 26, 2018,
Prospectus Supplement dated November 19, 2020 and
Product Prospectus Supplement EQUITY SUN-1 dated February 21, 2019)

724,077 Units $10 principal amount per unit CUSIP No. 06417V493	Pricing Date Settlement Date Maturity Date	March 25, 2021 April 1, 2021 April 2, 2024

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket
●    Maturity of approximately three years, if not called prior to maturity
●    Automatic call of the notes per unit at $10 plus the applicable Call Premium ($0.94 on the first Observation Date and $1.88 on the final Observation Date) if the Basket is flat or increases above 100% of the Starting Value on the relevant Observation Date
●    The Observation Dates will occur approximately one year and two years after the pricing date
●    If the notes are not called, at maturity:
 ● a return of 30.00% if the Basket is flat or increases up to the Step Up Value
 ● a return equal to the percentage increase in the Basket if the Basket increases above the Step Up Value
 ● 1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of your principal at risk
●    The Basket is comprised of the Nikkei Stock Average Index, the KOSPI 200 Index and the iShares® China Large-Cap ETF. The Nikkei Stock Average Index was given an initial weight of 50.00%, the iShares® China Large-Cap ETF was given an initial weight of 35.00% and the KOSPI 200 Index was given an initial weight of 15.00%.
●    All payments are subject to the credit risk of The Bank of Nova Scotia
●    No periodic interest payments
●    In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
●    Limited secondary market liquidity, with no exchange listing
●    The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, “Additional Risk Factors” on page TS-9 of this term sheet and “Risk Factors” beginning on page PS-7 of product prospectus supplement EQUITY SUN-1.
The initial estimated value of the notes as of the pricing date is $9.77 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-24 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$10.00	$ 7,240,770.00
Underwriting discount	$0.20	$ 144,815.40
Proceeds, before expenses, to BNS	$9.80	$ 7,095,954.60
The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
March 25, 2021

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Summary
The Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Asian equity index and ETF basket described below (the “Basket”), is equal to or greater than the Call Level on the relevant Observation Date. If the notes are not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Basket is equal to or greater than the Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Basket above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket is comprised of the Nikkei Stock Average Index, the KOSPI 200 Index and the iShares® China Large-Cap ETF (each a “Basket Component”). We refer to each of the first two Basket Components described in the preceding sentence as an “Index,” and the last Basket Component as the “Underlying Fund.”  The Nikkei Stock Average Index was given an initial weight of 50.00%, the iShares® China Large-Cap ETF was given an initial weight of 35.00% and KOSPI 200 Index was given an initial weight of 15.00%.
The economic terms of the notes (including the Call Premiums and Call Amounts) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This estimated value was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-24.
Terms of the Notes
Issuer:	The Bank of Nova Scotia (“BNS”)	Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-26 of product prospectus supplement EQUITY SUN-1.

Principal Amount:	$10.00 per unit	Call Premiums:
$0.94 per unit if called on the first Observation Date (which represents a return of 9.40% over the principal amount) and $1.88 per unit if called on the final Observation Date (which represents a return of 18.80%] over the principal amount).

Term:	Approximately three years, if not called	Ending Value:
The value of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-28 of product prospectus supplement EQUITY SUN-1.

Market Measure:
An Asian equity index and ETF basket comprised of the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the KOSPI 200 Index (Bloomberg symbol: “KOSPI2”) and the iShares® China Large-Cap ETF (Bloomberg symbol: “FXI”).
		Step Up Value:	130.00 (130.00% of the Starting Value).
Starting Value:	100.00	Step Up Payment:	$3.00 per unit, which represents a return of 30.00% over the principal amount.
Observation Level:	The value of the Market Measure on the applicable Observation Date.	Threshold Value:	100.00
Observation Dates:
April 1, 2022 and March 24, 2023. The Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-28 of product prospectus supplement EQUITY SUN-1.
		Calculation Day:	March 22, 2024
Call Level:	100.00	Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of

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Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

$0.05 per unit described in “Structuring the Notes” on page TS-24.
Call Amounts (per Unit):	$10.94 if called on the first Observation Date and $11.88 if called on the final Observation Date.	Calculation Agent:	BofA Securities, Inc. (“BofAS”).
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Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Determining Payment on the Notes
Automatic Call Provision
The notes will be called automatically on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.
Redemption Amount Determination
If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:
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Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product prospectus supplement EQUITY SUN-1 dated February 21, 2019: https://www.sec.gov/Archives/edgar/data/9631/000091412119000426/bn50676784-424b2.htm
◾	Prospectus supplement dated November 19, 2020: https://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
◾	Prospectus dated December 26, 2018: https://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm
As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) in the accompanying product prospectus supplement EQUITY SUN-1, as such references relate to MLPF&S’s institutional services, should be read as references to BofAS.
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S or BofAS by calling 1-800-294-1322. You should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. When you read the accompanying product prospectus supplement, please note that all references in such supplement to the prospectus supplement dated December 26, 2018 or to any sections therein should refer instead to the accompanying prospectus supplement dated November 19, 2020 or to the corresponding sections of such prospectus supplement, as applicable, unless the context otherwise requires. Capitalized terms used but not defined in this term sheet have the meanings set forth in product prospectus supplement EQUITY SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
•     You are willing to receive a return on your investment capped at the applicable Call Premium if the relevant Observation Level is equal to or greater than the Call Level.
•     You anticipate that the notes will be automatically called or that the Basket will not decrease from the Starting Value to the Ending Value.
•     You are willing to risk a substantial loss of principal and return if the notes are not automatically called and the Basket decreases from the Starting Value to the Ending Value.
•     You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
•     You are willing to forgo dividends or other benefits of directly owning the Underlying Fund or the stocks included in the Indices.
•     You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
•     You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

•     You want to hold your notes for the full term.
•     You believe that the notes will not be automatically called and the Basket will decrease from the Starting Value to the Ending Value.
•     You seek principal repayment or preservation of capital.
•     You seek interest payments or other current income on your investment.
•     You want to receive dividends or other distributions paid on the Underlying Fund or the stocks included in the Indices.
•     You seek an investment for which there will be a liquid secondary market.
•     You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors.
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Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Hypothetical Payout Profile and Examples of Payments at Maturity
The graph below shows a payout profile at maturity, which would only apply if the notes are not called on any Observation Date.
Autocallable Market-Linked Step Up Notes
This graph reflects the returns on the notes, based on the Threshold Value of 100.00% of the Starting Value, the Step Up Payment of $3.00 per unit and the Step Up Value of 130.00% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund or the stocks included in the Indices, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on any Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 100, the Step Up Value of 130, the Step Up Payment of $3.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, whether the notes are called on an Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual levels or prices of the Basket Components, see “The Basket Components” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Fund or the stocks included in any of the Indices, which you would otherwise be entitled to receive if you invested in the Underlying Fund or those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
75.00	-25.00%	$7.50	-25.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)(2)	0.00%	$13.00(3)	30.00%
110.00	10.00%	$13.00	30.00%
120.00	20.00%	$13.00	30.00%
130.00(4)	30.00%	$13.00	30.00%
135.00	35.00%	$13.50	35.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
154.00	54.00%	$15.40	54.00%
160.00	60.00%	$16.00	60.00%
(1)	This is the Threshold Value.
(2)	The Starting Value was set to 100.00 on the pricing date.
(3)	This amount represents the sum of the principal amount and the Step Up Payment of $3.00.
(4)	This is the Step Up Value.

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Redemption Amount Calculation Examples
Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	90.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	130.00
Ending Value:	110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3
The Ending Value is 154.00, or 154.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	130.00
Ending Value:	154.00
Redemption Amount per unit

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product prospectus supplement EQUITY SUN-1, page S-2 of the prospectus supplement, and page 5 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors.
Structure-Related Risks
◾
If the notes are not automatically called, depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾	If the notes are called, your investment return is limited to the return represented by the applicable Call Premium.
◾	Your investment return may be less than a comparable investment directly in the Underlying Fund or the stocks included in any of the Indices.
Market Measure-Related Risks
◾
Changes in the value of one of the Basket Components may be offset by changes in the values of the other Basket Components.  Due to the different Initial Component Weights (as defined in “The Basket” section below), changes in the values of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the values of the other Basket Components.

◾	An Index sponsor (as defined below) may adjust an Index in a way that may adversely affect its level and your interests, and has no obligation to consider your interests.
◾
The Investment Advisor of the Underlying Fund (as defined below) may adjust the Underlying Fund in a way that could adversely affect the price of the Underlying Fund and consequently, the return on the notes, and has no obligation to consider your interests.

◾
You will have no rights of a holder of the Underlying Fund or the securities included in an Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

◾
While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Underlying Fund or the securities of companies included in an Index, none of us, MLPF&S, BofAS or our respective affiliates control any Basket Component or company included in a Basket Component, and have not verified any disclosure made by any other company.

◾
Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities in the Basket Components trade against the U.S. dollar which you would have received if you had owned the securities in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

◾	There are liquidity and management risks associated with the Underlying Fund.
◾
The performance of the Underlying Fund may not correlate with the performance of its underlying index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price on the Underlying Fund and/or the securities held by the Underlying Fund may be adversely affected, sometimes materially.

Valuation- and Market-Related Risks
◾
Our initial estimated value of the notes is lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes exceeds our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-24.

◾
Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set.  These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Basket, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial

Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.
◾
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Fund or shares of the companies in an Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
General Credit Risks
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks
◾	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
◾
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 62 of the prospectus dated December 26, 2018, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-41 of product prospectus supplement EQUITY SUN-1.

Additional Risk Factors
Additional Risk Factors Related to the Market Measure
Recent executive orders could adversely affect your investment in the notes.
Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities.
If the issuer of any of the securities of the FTSE China 50 Index held by the Underlying Fund is in the future designated as such a prohibited company, the value of such company may be adversely affected, perhaps significantly, which would adversely affect the performance of the Underlying Fund. In addition, under these circumstances, FTSE Russell and the Investment Adviser, as defined in the section entitled “The Basket Components” below are expected to remove the securities of such company from the FTSE China 50 Index and the Underlying Fund, respectively. Any changes to the composition of the FTSE China 50 Index and the Underlying Fund in response to the executive orders described above could adversely affect the performance of the Underlying Fund and, therefore, the market value of, and return on, the notes.
Additional Risk Factors Related to General Credit Considerations
The COVID-19 virus may have an adverse impact on BNS.
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects
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Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

in countries in which BNS operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which BNS operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of BNS’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on BNS’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to BNS’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of BNS. As a result, the business, results of operations, corporate reputation and financial condition of BNS could be adversely impacted for a substantial period of time.
Other Terms of the Notes
Market Measure Business Day
The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product prospectus supplement EQUITY SUN-1:
A “Market Measure Business Day” means a day on which:
(A)
each of the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the KOSPI Market (as to the KOSPI 200 Index) and the NYSE Arca (as to the iShares® China Large-Cap ETF) (or any successor to the Tokyo Stock Exchange, KOSPI Market or NYSE Arca) are open for trading; and

(B)	in the case of an Index, the Index or any successors thereto are calculated and published.
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Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

The Basket
The Basket is designed to allow investors to participate in the percentage changes in the values of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-35 of product prospectus supplement EQUITY SUN-1.
On the pricing date, for each Basket Component, the Initial Component Weight, the closing level or Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:
Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level or Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
Nikkei Stock Average Index	NKY	50.00%	28,729.88	0.00174035	50.00
iShares® China Large-Cap ETF	FXI	35.00%	45.34	0.7719453	35.00
KOSPI 200 Index	KOSPI2	15.00%	408.53	0.03671701	15.00
				Starting Value	100.00
(1)	These were the closing levels or Closing Market Prices, as applicable, of the Basket Components on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100.00, and then divided by the closing level or Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each Observation Date and on the calculation day by summing the products of the closing level or Closing Market Price for each Basket Component on such date and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any Observation Date or on the scheduled calculation day, the closing level or Closing Market Price of that Basket Component will be determined as more fully described beginning on page PS-37 of product prospectus supplement EQUITY SUN-1 in the section “Description of the Notes—Observation Level or Ending Value of the Basket”.
Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2011 through March 25, 2021.  The graph is based upon actual daily historical levels or prices of the Basket Components, hypothetical Component Ratios based on the closing levels or prices of the Basket Components as of December 31, 2010, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

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Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

The Basket Components
All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of the Nikkei Inc. (“Nikkei”) with respect to the Nikkei Stock Average Index (the “NKY”) and the Korea Exchange (“KRX”) with respect to the KOSPI 200 Index (the “KOSPI2”) (Nikkei and KRX together, the “Index sponsors”) and the BlackRock Fund Advisors with respect to the iShares® China Large-Cap ETF (the “FXI”) (the “Investment Advisor”). The Index sponsors and the Investment Advisor have no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of the discontinuation of the publication of a Basket Component are discussed in the section entitled “Description of the Notes—Discontinuance of an Index" and “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-30 of product prospectus supplement EQUITY SUN-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index or successor fund.
The Nikkei Stock Average Index
The NKY is a stock index that measures the composite price performance of selected Japanese stocks. The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei’s rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY. Nikkei first calculated and published the NKY in 1970; prior to 1970, the TSE calculated the NKY. The NKY is reported by Bloomberg under the ticker symbol “NKY.”
The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:
◾	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;
◾	Financials — Banks, Miscellaneous Finance, Securities, Insurance;
◾	Consumer Goods — Marine Products, Food, Retail, Services;
◾	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading Houses;
◾	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and
◾	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.
Calculation of the NKY
The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once every 15 seconds during TSE trading hours.
In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.
Standards for Listing and Maintenance
A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Meigara” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Meigara” (posts for stocks under supervision) becomes a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is
Autocallable Market-Linked Step Up Notes	TS-13

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

recognized by Nikkei to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.
A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is published by Nikkei. Nikkei may delete, add or substitute any stock underlying the NKY.
The following graph shows the daily historical performance of the NKY in the period from January 1, 2011 through March 25, 2021. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the NKY was 28,729.88.
Historical Performance of the Nikkei Stock Average Index

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This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the levels of the NKY.
License Agreement
BNS has entered into an agreement with Nikkei providing us with a non-exclusive license with the right to use the NKY in exchange for a fee.  The NKY is the intellectual property of Nikkei. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average,” and “Nikkei 225” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the NKY.
The notes are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in the NKY and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein.
In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.
Autocallable Market-Linked Step Up Notes	TS-14

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

The KOSPI 200 Index
The KOSPI2 is a capitalization-weighted index of 200 Korean blue-chip stocks listed on the KOSPI (Korea Composite Stock Price Index) Market. The KOSPI2 is calculated, maintained and published by the KRX. The constituent stocks are selected on the basis of their market value, liquidity and representativeness of the respective market and industry groups. The KOSPI2 was developed with a base value of 100 as of January 3, 1990. The KOSPI2 is reported by Bloomberg under the ticker symbol “KOSPI2.”
Selection Criteria
All domestic common stocks listed on the KOSPI Market as of the periodic realignment date will be included in the selection process, except for the equity securities which fall into one of the following categories:
•	new issues listed less than six months, subject to certain exceptions;
•	stocks issued by real estate investment companies, ship investment companies and investment & financing companies (including mutual funds and special purpose acquisition companies);
•	stocks designated as administrative issues or issues scheduled to be delisted as of the regular realignment date;
• collective investment institutions, foreign securities and depository receipts; and
•	issues with a free float rate under 10%.
Issues eligible for inclusion in the KOSPI2 are classified into ten sectors: (i) energy, (ii) materials, (iii) industrials, (iv) customer discretionary, (v) customer staples, (vi) health care, (vii) financials and real estate, (viii) information technology, (ix) communication services and (x) utilities.
The selection process is devised to maximize the market cap coverage of KOSPI2 to the KOSPI Market. The minimum target market cap coverage is about 80% of the KOSPI Market.
New constituents are selected in a 3-step process:
1. Size screen. Issues in each sector are sorted by one-year averaged market capitalization and shortlisted as sector constituents until the cumulative sum of their market capitalization exceeds 80% of the sector’s total market capitalization.
2. Liquidity screen. Shortlisted issues must meet the liquidity requirement in order to be selected for inclusion in the KOSPI1: if the one-year average trading value of an issue is less than the lower 15th percentile of the one-year average trading value of all issues in the sector, then the issue is removed from the shortlist and replaced with the an issue meeting the liquidity condition with the next highest market capitalization in the sector.
3. Buffer rules. In order to manage the turnover ratio of the KOSPI2 constituents, buffer rules are applied to the selection process of each sector in the following order:
•
An issue that is an existing constituent remains a constituent if the issue satisfies the liquidity requirement and its market capitalization rank is less than or equal to 110% of the number of the existing constituents in the sector;

•
An issue that is not an existing constituent is designated as a new constituent if the issues is a member of the shortlist and its market capitalization rank is less than or equal to 90% of the number of the existing constituents in the sector; and

•	If the number of the selected issues is more or less than 200 after applying of the two buffer rules stated above, KRX adds or excludes issues up to 200 using the following method:
	o	Less than 200 issues: issues are added in descending order of market capitalization among unselected issues on the shortlist that meet the liquidity requirement irrespective of sector classification.
o
More than 200 issues: issues are excluded in ascending order of market capitalization among selected issues unless the number of constituents of each sector is less than 90% of current constituents of each sector.

Special rule. If an issue with a rank of the last 15 trading days’ market capitalization as of the base date higher than or equal to 50th in the whole KOSPI Market is not selected, the issue will be chosen as a new constituent and the lowest market capitalization constituent will be disqualified.
Reserved issues. In each sector, the largest 10 remaining stocks by average daily market capitalization become the replacement pool for the index if they meet the liquidity requirement and are eligible to be included in the index, in case of any delisting or other such deletion of an existing index constituent.
Index Calculation
The KOSPI2 is calculated using a free float adjusted market capitalization weighted methodology. The KOSPI2 is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (ii) 100. Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the applicable common share.
Index Maintenance
Autocallable Market-Linked Step Up Notes	TS-15

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Index rebalancing. The KOSPI2 is biannually reconstituted using the constituent selection criteria. An index committee reviews the KOSPI2 constituents .Rebalancing takes place on the trading day following the last trading day of the June and December delivery month for KOSPI2 futures contracts. Selected companies are confirmed as constituents in May and November after the Index Committee’s review before being published on the KRX index website..
Ongoing event-related changes. A constituent is deleted from the KOSPI2 when it is delisted from the market, designated as an administrative issue, or merged with another issues. Otherwise KRX can remove constituents from the KOSPI2 if the issue does not meet the eligibility requirements. At the same time, a reserved issue in the corresponding sector is added to the KOSPI2. Additionally, special entry rules apply to spin-offs and new listings.
The following graph shows the daily historical performance of the KOSPI2 in the period from January 1, 2011 through March 25, 2021. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the KOSPI2 was 408.53.
Historical Performance of the KOSPI 200 Index

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This historical data on the KOSPI2 is not necessarily indicative of the future performance of the KOSPI2 or what the value of the notes may be. Any historical upward or downward trend in the level of the KOSPI2 during any period set forth above is not an indication that the level of the KOSPI2 is more or less likely to increase or decrease at any time over the term of the notes.
you should consult publicly available sources for the levels of the KOSPI2.
License Agreement
BNS has entered into a non-exclusive license agreement with KRX, providing for the license to us, of the right to use the KOSPI2, in connection with certain securities, including the notes, in exchange for a fee.
The license agreement between KRX and BNS is expected to provide that the following language must be set forth in this term sheet:
KOSPI 200 Index is a service mark of the Korea Exchange licensed for use by BNS in exchange for a fee.
KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI2 OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI2 OR ANY DATA INCLUDED THEREIN TO THE BANK OF NOVA SCOTIA AND ITS AFFILIATES, PURCHASERS OF THE FINANCIAL PRODUCTS LINKED TO KOSPI2, OR ANY OTHER PERSON OR ENTITY THAT USES THE KOSPI2 OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI2 OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
KRX makes no representation or warranty, express or implied, to the owners of the financial products linked to the KOSPI2 or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the KOSPI2 to track general stock market performance (profitability). KRX's only relationship to BNS and its affiliates is the licensing of certain trademarks and trade names of KRX and of the KOSPI2 which is determined, composed and calculated by KRX without regard to The Bank of Nova Scotia and its affiliates or the content of the notes. KRX has no obligation to take the needs of The Bank of Nova Scotia and its affiliates or the owners of the notes linked to the KOSPI2 into consideration in determining, composing or calculating the KOSPI2. KRX is not responsible for and has not participated in the determination of the timing of the issuance or sale of the derivative
Autocallable Market-Linked Step Up Notes	TS-16

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

products linked to the KOSPI2 or in the determination or calculation of the equation by which the derivative products linked to the KOSPI2 is to be converted into cash. KRX has no obligation or liability to the owners of the financial products linked to the KOSPI2 in connection with the administration, marketing or trading of the notes. The disclaimers of KRX shall continue to be effective even after the termination of the License Agreement with The Bank of Nova Scotia and its affiliates.
Autocallable Market-Linked Step Up Notes	TS-17

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

The iShares® China Large-Cap ETF
The shares of the FXI are issued by iShares, Inc., a registered investment company.  The FXI seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 50 Index (the “Underlying Index”). The FXI typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the FXI shareholders as “ordinary income.” In addition, the FXI realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the notes are linked only to the share price of the FXI, you will not be entitled to receive income, dividend, or capital gain distributions from the FXI or any equivalent payments. The FXI trades on the NYSE Arca under the ticker symbol “FXI.”
As of December 31, 2020, the expense ratio of the FXI was 0.74% per annum.
Investment Objective and Strategy
The FXI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the Underlying Index. The FXI’s investment objective and the Underlying Index may be changed at any time without shareholder approval. Notwithstanding the FXI’s investment objective, the return on your notes will not reflect any dividends paid on the FXI shares, on the securities purchased by the FXI or on the securities that comprise the Underlying Index.
The return on your notes is linked to the performance of the FXI, and not to the performance of the Underlying Index on which the FXI is based. Although the FXI seeks results that correspond generally to the performance of the Underlying Index, the FXI follows a strategy of “representative sampling,” which means the FXI’s holdings do not identically correspond to the holdings and weightings of the Underlying Index, and may significantly diverge from the Underlying Index. When the FXI purchases securities not held by the Underlying Index, the FXI will be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the Underlying Index components are not exposed.
Representative Sampling
As described above, the FXI uses a representative sampling indexing strategy track the Underlying Index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index. The FXI may or may not hold all of the securities that are included in the Underlying Index.
The FXI generally invests at least 90% of its assets in the securities of the Underlying Index and in American Depositary Receipts or Global Depositary Receipts representing securities of the Underlying Index. The FXI may invest the remainder of its assets in securities, including securities that are not in the Underlying Index, but which BFA believes will help the FXI track the Underlying Index, and futures contracts, options on futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.
Industry Concentration Policy
The FXI will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated.
The FTSE China 50 Index
We have derived all information contained in this term sheet regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE Russell. The Underlying Index is calculated, maintained and published by FTSE Russell. FTSE Russell has no obligation to continue to publish, and may discontinue publication of, the Underlying Index at any time.
Composition of the tracked index
The Underlying Index was previously known as the “FTSE China 25 index.” On September 22, 2014, FTSE Russell expanded the index to a 50 stock index, and changed its name from FTSE China 25 Index to FTSE China 50 Index. The Underlying Index is a stock index calculated, published and disseminated by FTSE Russell, and is designed to represent the performance of the mainland Chinese market that is available to international investors. The Underlying Index is calculated and published in Hong Kong dollars and United States dollars and is currently based on the 50 largest and most liquid Chinese stocks (called “H” shares, “P Chips” and “Red Chips”), listed and trading on the Hong Kong Stock Exchange. Currently, only “H” shares, “Red Chip” shares and “P Chip” shares are eligible for inclusion in the Underlying Index. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the Hong Kong Stock Exchange. “Red Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are substantially owned directly or indirectly by the Chinese government, have the majority of their revenue or assets derived from mainland China and are listed on the Hong Kong Stock Exchange. “P Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are controlled by individuals located in mainland China, have the majority of their revenue or assets derived from mainland China and are listed on the Hong Kong Stock Exchange.
Autocallable Market-Linked Step Up Notes	TS-18

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Standards for Listing and Maintenance
All classes of equity in issue are eligible for inclusion in the Underlying Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE® All-World Index. The FTSE® All-World Index is a market-capitalization weighted index designed to represent the performance of the large- and mid- capitalization stocks from the FTSE® Global Equity Index Series and covers approximately 90.00% to 95.00% of the world’s investable market capitalization. Companies whose business is that of holding equity and other investments (e.g., investment trusts) are not eligible for inclusion. Convertible preference shares and loan stocks are excluded until converted.
Securities must be sufficiently liquid to be traded, therefore, the following criteria, among others, are used to ensure that illiquid securities are excluded:
•	Price. There must be an accurate and reliable price for the purposes of determining the market value of a company.
•
Liquidity. Each security is tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume as part of the FTSE® All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test.

For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days.
Daily totals with zero trades are included in the ranking; therefore, a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month.
Any period suspension will not be included in the test.
The liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months:
(i)
A non-constituent which does not turnover at least 0.005% of their shares in issue (after the application of any free float weightings) based on their median daily trading volume per month in ten of the twelve months prior to a full market review, will not be eligible for inclusion in the Underlying Index.

(ii)
An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trading volume per month for a least eight of the twelve months prior to a full market review will be removed from the Underlying Index.

(iii)
New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.0%% of their free float adjusted shares based on their median daily trading volume each month, on a pro-rata basis since listing. When testing liquidity, the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period. This rule will not apply to new issues added under fast entry inclusion as part of the FTSE® All-World Index review.

At the sole discretion of FTSE Russell, the above percentage figures may be adjusted by up to 0.01% at the March and September review so that, in FTSE Russell’s opinion, the Underlying Index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole market and may not be applied to individual securities.
At the March and September reviews of the FTSE® All-World Index, newly listed companies will have their liquidity assessed on a pro-rata basis.
•
New Issues. New issues, which do not qualify as early entrants, will become eligible for inclusion at the March and September reviews of the FTSE All-World Index providing they have, since the commencement of official non-conditional trading, a minimum of at least three trading months prior to the date of that review and turnover of at least 0.05% of their free float adjusted shares based in issue based on their median daily trading volume each month, on a pro rata basis since their listing.

The inclusion of early entries will not require a minimum trading record.
The Underlying Index, like other indices of FTSE Russell, is governed by an independent advisory committee, the FTSE Asia Pacific Regional Advisory Committee, that ensures that the Underlying Index is operated in accordance with its published ground rules, and that the rules remain relevant to the Underlying Index. The FTSE Asia Pacific Regional Advisory Committee is responsible for undertaking the review of the Underlying Index and for approving changes of constituents.
 Computation of the tracked index
Autocallable Market-Linked Step Up Notes	TS-19

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

The Underlying Index is calculated using the free float index calculation methodology of FTSE Russell. The Underlying Index is calculated using the following formula:

Where:
“N” is the number of securities in the Underlying Index;
“pi” is the latest trade price of the component security “i” (or the price at the close of the Underlying Index on the previous day);
“ei” is the exchange rate required to convert the security’s currency into the Underlying Index’s base currency;
 “si” is the number of shares in issue used by FTSE for the security;
 “fi” is the investability weighting factor published by FTSE, to be applied to such security to all amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100.00% free float;
 “ci” is the capping factor published by FTSE to be applied to a security to correctly weight that security in the Underlying Index; and
 “d” is the divisor, a figure that represents the total issued share capital of the Underlying Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities to be made without distorting the Underlying Index.
 The capping factor serves to limit the weight of any individual company to no more than 9.00% of the Underlying Index and to limit the aggregate weight of all companies that have a weight greater than 4.50% to no more than 38.00% of the Underlying Index.
The Underlying Index uses actual trade prices for securities with local stock exchange quotations.
Free float restrictions are calculated using available published information. Companies with a free float of 5.00% or below are excluded from the China 50 Index. In June, a constituent’s free float will be updated regardless of size. No buffers are applied. At the March, September and December quarterly updates, a constituent with a free float greater than 15.00% will have its free float updated if it moves by more than 3 percentage points above or below the existing free float. For example, Company A on a free float of 30.00% would trigger a change if its free float moved to above 33.00% or below 27.00%. A constituent with a free float of 15.00% or below will be subject to a 1 percentage point threshold. For example, Company B on a free float of 8.00% would trigger a change if its free float moved to above 9.00% or below 7.00%. Quarterly updates to free float will be applied after the close of business on the third Friday of March, June, September and December. The data cut-off for these quarterly changes will be the close of business on the third Wednesday of the month prior to the review month. Free float changes resulting from corporate events will not be subject to the buffers as detailed above and will be implemented in line with the event.
The Underlying Index will be periodically reviewed for changes in free float. These reviews will coincide with the quarterly reviews of the Underlying Index. Implementation of any changes will happen at close of trading on the third Friday in March, June, September and December.
A constituent’s free float will also be reviewed and adjusted if necessary:
•	By identifying information which necessitates a change in free float weighting;
•	Following a corporate event; or
•	Expiry of a lock-in clause.
If a corporate event includes a corporate action which affects the Underlying Index, any change in free float will be implemented at the same time as the corporate action.
Foreign ownership limits, if any, will be applied after calculating the actual free float restriction. FTSE’s methodology takes account of the restrictions placed on the equity holdings of foreigners in a company where these have been imposed by governments or regulatory authorities, for example on strategically sensitive industrial sectors such as defense and telecommunications, or where they have been explicitly set out in a company’s constitution. Where the presence of foreign ownership restrictions creates a limit on foreign ownership that is more restrictive than the calculated free float for a company, the precise foreign ownership limit is used in place of the free float for the purposes of calculating the company’s investability weight. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the above.
Where a company’s shares are issued partly, or nil, paid and the call dates are already determined and known, the market price will, for the purposes of calculating its market capitalization, be adjusted so as to include all such calls (i.e., the fully paid price).
Periodic Review of Constituents
Autocallable Market-Linked Step Up Notes	TS-20

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

The quarterly review of the Underlying Index constituents takes place in March, June, September and December. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Any constituent changes will be implemented after the close of business on the third Friday of March, June, September and December.
At the quarterly review, the constituents of the Underlying Index are capped using prices adjusted for corporate actions as at the close of business on the second Friday in March, June, September and December. The capping is implemented after close of business on the third Friday in March, June, September and December based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month.
Quarterly changes are published after the close of business on the Wednesday before the first Friday of March, June, September and December to give users of the Underlying Index sufficient notification of the changes before their implementation.
At review, all constituents of the Underlying Index must be existing or pending constituents to the FTSE® All-World Index, i.e., the review will take into consideration any constituent changes to the FTSE® All-World Index as announced by FTSE and will therefore be conducted before the implementation date of these changes.
A company will be inserted into the Underlying Index at the periodic review if it rises to 40th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).
A company in the Underlying Index will be deleted at the periodic review if it falls to 61st position or below when the eligible companies are ranked by full market value (before the application of any investability weightings).
A constant number of constituents will be maintained for the Underlying Index. Where a greater number of companies qualify to be inserted in the Underlying Index than those qualifying to be deleted, the lowest ranking constituents presently included in the Underlying Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the Underlying Index will be inserted to match the number of companies being deleted at the periodic review.

Autocallable Market-Linked Step Up Notes	TS-21

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

The following graph shows the daily closing price of the FXI in the period from January 1, 2011 through March 25, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the FXI was $45.34. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of the iShares® China Large-Cap ETF

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This historical data on the FXI is not necessarily indicative of the future performance of the FXI or what the value of the notes may be. Any historical upward or downward trend in the price per share of the FXI during any period set forth above is not an indication that the price per share of the FXI is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the price per share of the FXI.
Autocallable Market-Linked Step Up Notes	TS-22

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.
Autocallable Market-Linked Step Up Notes	TS-23

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-23 of product prospectus supplement EQUITY SUN-1.
Autocallable Market-Linked Step Up Notes	TS-24

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 20 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in product prospectus supplement EQUITY SUN-1.
Summary of U.S. Federal Income Tax Consequences
The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-42 of product prospectus supplement EQUITY SUN-1.
No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.
Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Basket. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and otherwise, short-term capital gain or loss) upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
However, it is possible that the Internal Revenue Service (the “IRS”) could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your notes is determined, even though you will not receive any amounts from BNS in respect of your notes prior to the maturity or automatic call of your notes. In such case, you may be treated as having a holding period in respect of your notes prior to the maturity or automatic call of your notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity or automatic call of your notes at a time that is more than one year after the beginning of your holding period.
Section 1297. We will not attempt to ascertain whether any entity the stock of which is included in any Basket Component would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.
Section 1260. Because the notes are linked to a Basket comprised, in part, of the Underlying Fund, there is a risk that an investment in the notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and PFICs). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of the notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition of the notes).
If such treatment applies, it is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the notes. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Underlying Fund, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Underlying Fund directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the notes. However, it is also possible that all or a portion of your gain with respect to the notes could be treated as “Excess Gain” because the Underlying Fund is an ETF, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the original issue date of the notes the holder had invested, pro rata, the principal amount of the notes in
Autocallable Market-Linked Step Up Notes	TS-25

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

shares of the Underlying Fund and sold those shares for their fair market value on the date the notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the notes could be “Excess Gain” if you purchase the notes for an amount that is less than the principal amount of the notes. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the notes is unclear, you are urged to consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the notes are not “delta-one” with respect to any Basket Component or any U.S. stocks comprising any Basket Component, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the
Autocallable Market-Linked Step Up Notes	TS-26

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Components, any stocks comprising any Basket Component or your notes and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket Components, any stocks comprising any Basket Component or your notes.  If you enter, or have entered, into other transactions in respect of the Basket Components, any stocks comprising any Basket Component or your notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS and those of the issuers of the stocks included in the Basket Components).
Autocallable Market-Linked Step Up Notes	TS-27

Autocallable Market-Linked Step Up Notes Linked to an Asian Equity Index and ETF Basket, due April 2, 2024

Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the notes offered by this term sheet have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to BNS’s Form F-3 filed with the SEC on November 30, 2018.
Where You Can Find More Information
We have filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Autocallable Market-Linked Step Up Notes	TS-28